EXHIBIT 10.13

Amendment #2 to Supplementary Agreement to the OEM Manufacturing

Contract executed on December 12, 2002

Amendment #2 of the Supplementary Agreement to the OEM Manufacturing

Contract dated March 27, 2002

Between

Shandong Xiaoya Group Company Limited (hereinafter referred to as “Xiaoya”)

And

TurboChef Technologies, Inc. (hereinafter referred to as “TurboChef”)

After friendly negotiations, both Xioaya and TurboChef agree to make the following legal supplement to the Supplementary Agreement to the OEM Manufacturing Contract dated March 27, 2002 (the “Agreement”).

1.	The date “Aug. 2003” set forth in Section 1 of the Agreement shall be replaced by “Aug 2004” and Schedule B to the Agreement shall be deleted in its entirety.

2.	TurboChef will purchase 200 units per month, through Aug 2004.

3.	All other terms and conditions will remain in effect.

SHANDONG XIAOYA GROUP CO. LTD.

/s/ Zhou Youzhi

ZHOU YOUZHI—CHAIRMAN

TURBOCHEF TECHNOLOGIES, INC.

/s/ John Shortley

JOHN SHORTLEY—TREASURER